Contact:	David L. Kerr Senior Vice President – Corporate Development 713.386.1420 dkerr@comsys.com

COMSYS NAMES AMY BOBBITT AS CHIEF ACCOUNTING OFFICER AND
BRIAN WESTPHAL AS SENIOR VICE PRESIDENT OF CUSTOMER SERVICE

CFO Jody Tusa to Depart in Early 2008

HOUSTON, Texas (September 25, 2007) — COMSYS IT Partners, Inc. (NASDAQ: CITP), a leading information technology and professional staffing services company, announced today that it has named Amy Bobbitt to the newly created position of Senior Vice President and Chief Accounting Officer and Brian Westphal as its new Senior Vice President of Customer Service.

COMSYS also announced that CFO Jody Tusa is leaving the Company in early 2008 for personal reasons.

In other news, the Company confirmed the third quarter 2007 revenues and earnings guidance that it had announced on August 9, 2007. As previously announced, the Company expects to report revenue in a range of $185 million to $190 million and net income in the range of $9.1 million to $9.9 million, or approximately $0.45 to $0.49 per diluted share, on one less billing day than the second quarter of 2007. These estimated net income amounts are based on an effective tax rate of 7%.

“Jody has been a valuable member of the COMSYS management team, and as much as we will miss his contributions, we appreciate his willingness to continue to serve through an orderly transition period,” said COMSYS Chief Executive Officer Larry L. Enterline. “Amy Bobbitt in her new role as Senior Vice President and Chief Accounting Officer will continue to run all of our accounting, treasury and financial reporting functions. Amy has significant experience in the financial side of the technology sectors and has been in charge of our accounting and financial reporting staff for the last 15 months; we would expect her transition into this new leadership role to be seamless. David Kerr will handle investor relations and lender relationships as he has in the past.”

Enterline continued, “At the same time, we have worked all year on operational efficiencies and have stated as a priority that we want to drive process optimization throughout our organization. With Jody’s planned departure, we have taken the opportunity to reassign Brian Westphal to the new position of Senior Vice President of Customer Service, reporting to our COO Mike Barker. In this position, Brian will continue to focus on all matters relating to customer service as he has in the past. In addition, we have assigned Brian the responsibility of leading our Company-wide process optimization efforts. We have stressed the benefits of maximizing our efficiencies, and we will look to Brian to lead this effort for us into 2008 and beyond.”

About COMSYS IT Partners
COMSYS IT Partners, Inc. (NASDAQ: CITP) is a leading information technology services company with 45 offices across the U.S. and offices in Canada and the United Kingdom. Leveraging more than 30 years of experience, COMSYS has enhanced its core competency of IT staffing services by creating client-centric, cost-effective information system solutions.
COMSYS’ service offerings include contingent staff augmentation of IT professionals, permanent recruiting and placement, vendor management and project solutions, including network design and management, offshore development, customized software development and maintenance, software globalization/ localization translation services and implementation and upgrade services for SAS, business intelligence and various ERP packages. COMSYS primarily serves clients in the financial services/insurance, telecommunications, energy, pharmaceutical and healthcare industries and government agencies.

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